Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-132389, 333-129250, 333-127674 and 333-120930) and on Form S-8 (File Nos. 333-105610 and 333-105609) of Transmeridian Exploration Incorporated of our reports dated March 16, 2006 relating to the consolidated financial statements of Transmeridian Exploration Incorporated, Transmeridian Exploration Incorporated’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Transmeridian Exploration Incorporated which appears in the Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

Houston, Texas

March 16, 2006